CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of IVAX Corporation on Form S-8 Nos. 33-82756, 33-67090, 33-39186, 33-44042,
33-53944, 33-88914, 33-88912 and 33-65133, Form S-3 No. 33-46173, and Form S-4
Nos. 33-44116 and 33-60847, of our report dated February 24, 1994, except as to the information presented in Note 20 for which the date is March 24, 1994, on our audit of the consolidated financial statements and financial statement schedule of Zenith Laboratories, Inc. and Subsidiaries as of December 31, 1993, and for the year then ended, which report is included as an exhibit to the IVAX Corporation Annual Report on Form 10-K for the year ended December 31, 1995.


Coopers & Lybrand L.L.P.

Parsippany, New Jersey
March 27, 1996